                                   SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No.              )

Filed by the Registrant    X
                          ---
Filed by a Party other than the Registrant
                                             ---

Check the appropriate box:

 X   Preliminary Proxy Statement
- ---

     Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))
- ---

     Definitive Proxy Statement
- ---

     Definitive Additional Materials
- ---

     Soliciting Material Pursuant to ss240.14a-11(c) or ss240.14a-12
- ---

                                 WISCONSIN ENERGY CORPORATION
                       (Name of Registrant as Specified In Its Charter)

                                 Wisconsin Energy Corporation
                          (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

 X   $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
- ---  Item 22(a)(2) of Schedule 14A.

     $500 per each party to the controversy pursuant to
- ---  Exchange Act Rule 14a-6(i)(3).

     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
- ---

     (1)  Title of each class of securities to which transaction applies:

          --------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          --------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: (Set forth the amount on which the filing fee is calculated and state how it was determined.)

          --------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          --------------------------------------------------------------------

     (5)  Total fee paid:

          --------------------------------------------------------------------

 ___  Fee paid previously with preliminary materials.

 ___ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.


      (1)  Amount Previously Paid:

           -----------------------------------------------------------

      (2)  Form, Schedule or Registration Statement No.:

           -----------------------------------------------------------

      (3)  Filing Party:

           -----------------------------------------------------------

      (4)  Date Filed:

           -----------------------------------------------------------

Wisconsin Energy Corporation                           Richard A. Abdoo
231 West Michigan                                      Chairman of the Board,
P.O. Box 2949                                          President and
Milwaukee, WI  53201                                   Chief Executive Officer


March 29, 1995

Dear Wisconsin Energy Corporation Stockholder:

I invite you to attend the 1995 Annual Meeting of Stockholders on WEDNESDAY, MAY 17, 1995 at 1:30 p.m. The meeting will be at the BRADLEY CENTER, 1001 North Fourth Street, in downtown Milwaukee, Wisconsin. Free parking will be available.

Following the custom of past meetings, I will review with you the business and affairs of WEC and our expectations for the future. Business matters to be considered include election of three directors, approval of the independent public accountant and approval of certain changes to the Restated Articles of Incorporation to conform the Articles to current Wisconsin Business Corporation Law. The proposed changes to the Articles are set forth in their entirety in Appendix A to the accompanying proxy statement. THE BOARD RECOMMENDS YOU VOTE "FOR" EACH OF THESE BUSINESS MATTERS (PROPOSALS 1, 2 AND 3 ON YOUR PROXY).

Two stockholder proposals also will be considered.  The proposals are:

* To declassify the Board. Your Board currently is divided into three classes serving staggered three-year terms, such that only one-third of the Board becomes eligible for election each year. A staggered Board provides continuity and stability of quality leadership because a majority of the directors have prior experience at all times. This facilitates the Board's focus on long-term strategic goals, and is expected to create long-term value for WEC stockholders. This proposal was defeated by the stockholders last year and THE BOARD AGAIN RECOMMENDS YOU VOTE "AGAINST" STOCKHOLDER PROPOSAL #1 (PROPOSAL 4 ON YOUR PROXY).

* To amend the Bylaws to prohibit certain individuals from serving as a WEC director. In place of the existing director selection criteria, this proposal would establish new criteria which, among other things, would in effect prohibit the election as WEC directors of persons who are employed by a "significant" customer or supplier. This provision would eliminate many highly-qualified individuals from consideration as directors who live and work in the region served by WEC's utility subsidiaries, thus depriving the Board of the participation of the very individuals likely to be most familiar with many of the principal issues WEC faces. Consequently, your Board believes adoption of this proposal is inappropriate and RECOMMENDS YOU VOTE "AGAINST" STOCKHOLDER PROPOSAL #2 (PROPOSAL 5 ON YOUR PROXY).


TO ENSURE YOUR SHARES WILL BE REPRESENTED AT THE 1995 ANNUAL MEETING, WHETHER OR NOT YOU PLAN TO ATTEND, I URGE YOU TO PROMPTLY COMPLETE AND MAIL YOUR PROXY IN THE ENCLOSED ENVELOPE SO IT IS RECEIVED BY MAY 10, 1995. You may cancel your proxy before the meeting and vote in person if you wish. If your shares are registered in the name of a broker, bank or nominee, it is important that they receive your completed voting instructions promptly.

If you plan to attend the meeting, please mark the appropriate box on your proxy and you will be sent an admission card. If you do not receive an admission card before the meeting, you may attend by registering in person at the Bradley Center on the day of the meeting.

The meeting will also provide an opportunity to wish three of our directors, John W. Boston, John L. Murray and Morris W. Reid, best wishes in their future endeavors. After years of dedicated guidance to WEC and its subsidiaries, Mr. Boston is retiring effective July 1, 1995 and Messrs. Murray and Reid are retiring effective on the date of the 1995 Annual Meeting.

I appreciate your continued interest in WEC and hope to see you at the meeting. If you have any questions about the Annual Meeting, please call our toll-free Stockholder Hotline at
1-800-558-9663.

Sincerely,




Richard A. Abdoo
Chairman of the Board, President
and Chief Executive Officer

                           NOTICE OF ANNUAL MEETING OF STOCKHOLDERS



March 29, 1995


To the Stockholders of Wisconsin Energy Corporation:

The Annual Meeting of Stockholders of Wisconsin Energy Corporation will be held at the Bradley Center, 1001 North Fourth Street, Milwaukee, Wisconsin, on Wednesday, May 17, 1995 at 1:30 p.m., for the following purposes:

1. To elect three directors for terms expiring at the 1998 Annual Meeting of Stockholders;

2. To approve the appointment of Price Waterhouse LLP as independent public accountant for 1995;

3. To approve the amendment and restatement of WEC's Restated Articles of Incorporation to conform certain provisions with appropriate sections of the revised Wisconsin Business Corporation Law;

4.  To consider two stockholder proposals; and

5.  To consider any other matters which may properly come before the meeting.

Stockholders of record at the close of business on March 10, 1995 will be entitled to vote at the meeting.

By Order of the Board of Directors



John H. Goetsch
Vice President and Secretary

                                        PROXY STATEMENT


GENERAL INFORMATION ABOUT THE ANNUAL MEETING

Solicitation of Proxies

This proxy statement is being furnished to stockholders beginning on or about March 29, 1995 in connection with the solicitation of proxies by the Wisconsin Energy Corporation ("WEC") Board of Directors to be used at the Annual Meeting of Stockholders on May 17, 1995 at the Bradley Center, 1001 North Fourth Street, Milwaukee, Wisconsin, and at all adjournments of the meeting, for the purposes listed in the preceding Notice of Annual Meeting of Stockholders.

By completing and returning the form of proxy, the stockholder authorizes Richard A. Abdoo, John W. Boston and John H. Goetsch to vote all of the stockholder's shares on his/her behalf. All completed proxy forms returned will be voted as the stockholders direct. If no direction is given, the proxies will be voted FOR each of three director nominees, Robert A. Cornog, Richard R. Grigg, Jr. and Frederick P. Stratton, Jr., FOR the proposal to approve the appointment of Price Waterhouse LLP as WEC's independent public accountant, FOR the proposal to amend and restate WEC's Restated Articles of Incorporation (the "Restated Articles") and AGAINST the two stockholder proposals. A proxy may be revoked by voting in person at the meeting, by written notice to WEC's Corporate Secretary, or by delivery of a later-dated proxy, in each case prior to the closing of the polls for voting at the Annual Meeting.

If a stockholder is a participant in WEC's Stock Plus Investment Plan (the "Stock Plus") or owns shares through investments in the WEC Common Stock Fund of Wisconsin Electric Power Company's ("Wisconsin Electric") Management Employee Savings Plan (the "MESP") or its Represented Employee Savings Plan (the "RESP"), the proxy will represent the shares registered in those plans, as well as shares registered in the participant's name. Shares of plan participants will be voted by the administrator for Stock Plus and the trustees for MESP and RESP as directed by such participants in their proxies. If a proxy is not returned for shares held in Stock Plus, such shares will not be voted by the administrator. If a proxy is not returned for shares held in the WEC Common Stock Fund of MESP or RESP, the trustee for such plans will vote these shares in the same proportion that all shares in the plan Fund are voted.

WEC will bear the cost of the solicitation of proxies. Proxies may be solicited by certain officers and employees of WEC or its subsidiaries by mail, by telephone or other communications, or personally without compensation apart from their normal salaries. It is not anticipated that any other persons will be engaged to solicit proxies or that compensation will be paid for that purpose. However, WEC may seek the services of an outside proxy solicitor in the event such services become necessary.

Voting

Common stockholders of record at the close of business on March 10, 1995 are entitled to vote at the Annual Meeting. On that date, there were ____________ shares of WEC common stock outstanding. Each outstanding share is entitled to one vote upon each matter presented at the meeting. A majority of the shares entitled to vote, represented in person or by proxy, shall constitute a quorum. A list of stockholders of record entitled to vote at the meeting will be available for inspection by stockholders at WEC's principal business office at 231 West Michigan Street, Milwaukee, Wisconsin, prior to the meeting. The list will also be available on the day of the meeting at the meeting site.

The voted proxies will be tabulated by The First National Bank of Boston, which will also serve as inspector of election. The voting requirements and procedures described below are based upon the provisions of the revised Wisconsin Business Corporation Law, WEC's charter documents and any other requirements applicable to the matters to be voted upon.

Directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present.
"Plurality" means that the individuals who receive the largest number of votes are elected as directors up to the maximum number of directors to be chosen in the election. Therefore, any shares not voted, whether by withheld authority, broker non-vote or otherwise, have no effect in the election of directors.

If a quorum is present, the affirmative vote of the holders of a majority of the shares represented at the meeting, in person or by proxy, and entitled to vote thereon will be required for approval of the independent public accountant and each of the stockholder proposals. Approval of the amendment and restatement of the Restated Articles will require the affirmative vote of the holders of a majority of the outstanding shares of WEC common stock. Abstentions will count toward establishing a quorum and will have the effect of negative votes with respect to the independent public accountant, the amendment and restatement of the Restated Articles and each of the stockholder proposals. Shares which are the subject of broker non-votes will be counted for the purpose of determining whether a quorum exists at the meeting, will have no effect on the outcome of the voting on the approval of the independent public accountant and each of the stockholder proposals, and will have the effect of a vote cast against approval of the amendment and restatement of the Restated Articles.

Shares Held in Street Name

Stockholders whose shares are held in the name of a broker, bank or other holder of record are invited to attend the meeting, but may not vote at the meeting unless they have first obtained a proxy, executed in the stockholder's favor, from the holder of record.


GENERAL INFORMATION ABOUT THE BOARD OF DIRECTORS

Meetings of the Board of Directors

The Board of Directors is responsible for overseeing the performance of WEC. The Board held nine meetings during 1994. The committees of the Board and the number of committee meetings held by each are listed in the table on the following page. Six of the ten incumbent directors at year-end attended 100%, and none of the incumbent directors attended less than 86%, of the total number of meetings of the Board and committees on which they served.

Compensation of the Board of Directors

During 1994, each nonemployee director received a monthly retainer fee of $1,500 plus $1,000 for each Board or committee meeting attended. In addition, a per diem fee of $1,000 for travel on company business is paid for each day on which a Board or committee meeting is not also held. Nonemployee directors are also paid $300 for each signed, written unanimous consent in lieu of a meeting. Effective with the date of the 1994 Annual Meeting, non-employee chairs of the committees of the Board received a quarterly committee chair retainer of $1,250. Although certain WEC directors also serve on Wisconsin Electric's board and compensation committee, only single fees are paid for meetings held by both boards or committees on the same day. In these cases, fees are allocated between WEC and Wisconsin Electric based on services rendered. Nonemployee directors may defer fees so long as they serve on the Board of WEC and/or its subsidiaries pursuant to an established plan which accrues interest semiannually at the prime rate on the amounts which have been deferred. Such deferral amounts are credited to an unsecured account in the name of each participating director on the books of WEC and are payable only following termination of the director's service to WEC and its subsidiaries. Such amounts will be paid out of the grantor trust described on page 21 of this proxy statement. Employee directors receive no directors' fees.

New Director Elected; Retirement of Directors Reid and Murray

The Board of Directors increased the size of the Board to ten members and elected John F. Ahearne, Executive Director of Sigma Xi, The Scientific Research Society and former chairman of the Nuclear Regulatory Commission, as a director, effective November 1, 1994. Dr. Ahearne was elected to serve as a director until the 1996 Annual Meeting and until he is reelected or his successor is duly elected and qualified. Also, pursuant to the Directors' Retirement Policy, Director Reid, whose term expires in 1996, is required to retire effective on the date of the 1995 Annual Meeting. In view of this pending retirement, the Board has indicated that it will decrease the size of the Board to nine effective on the date of the 1995 Annual Meeting. In addition, Director Murray, who has previously retired from his principal position as Chairman of the Board of Universal Foods Corporation, has indicated his intention to retire as a director effective with the end of his present term which expires at the 1995 Annual Meeting.

COMMITTEES OF THE BOARD OF DIRECTORS




                                      Number of
                     Members        Meetings HeLd
 Committee      (* denotes chair)    During 1994                Principal Duties and Responsibilities
- -----------     ------------------  -------------   ----------------------------------------------------------------------
EXECUTIVE        Richard A. Abdoo*      Zero        May exercise all of the powers vested in the Board except, among other
(Members listed  John. W. Boston                    things, action regarding dividends or other distributions to
are regular      Geneva B. Johnson                  stockholders, election of officers or the filling of vacancies on the
members; all     Morris W. Reid                     Board or its committees.
other directors  Jon. G. Udell
are alternates)
- -----------     ------------------  -------------   ----------------------------------------------------------------------
AUDIT            Jon G. Udell*          Four        Assists the Board of Directors in overseeing the financial reporting
                 John F. Ahearne                    and internal controls of WEC; evaluates, reviews and approves the
                 John F. Bergstrom                  services of the independent public accountant; recommends to the Board
                 Robert A. Cornog                   the independent public accountant to be selected; approves the
                 Geneva B. Johnson                  estimated fees paid for services rendered by such accountant;
                 John L. Murray                     recommends and reviews special audits or studies it considers
                 Morris W. Reid                     necessary or desirable. Both the independent public accountant and
                 Frederick P.                       the internal auditor may meet alone with the committee and are
                    Stratton, Jr.                   expected to contact it on matters requiring its attention.
- -----------     ------------------  -------------   ----------------------------------------------------------------------
COMPENSATION     Morris W. Reid*        Four        Determines compensation policies for executive officers of WEC and its
                 John F. Ahearne                    subsidiaries; reviews and recommends adjustments to the salaries of
                 John F. Bergstrom                  elected officers and the fees of directors of WEC and Wisconsin
                 Robert A. Cornog                   Electric; reviews and recommends other direct and indirect forms of
                 Geneva B. Johnson                  compensation, benefits and privileges which the elected officers and
                 John L. Murray                     directors may receive.
                 Frederick P.
                    Stratton, Jr.
                 Jon G. Udell
- -----------     ------------------  -------------   ----------------------------------------------------------------------
NOMINATING       Geneva B. Johnson*     Two         Reviews qualifications of and recommends candidates for election to
                 John F. Ahearne                    the boards of WEC and Wisconsin Electric (stockholders may propose
                 John F. Bergstrom                  director candidates for consideration by the Nominating Committee);
                 Morris W. Reid                     recommends qualified candidates to fill vacancies on WEC's and
                 Jon G. Udell                       Wisconsin Electric's boards; establishes, subject to board approval, director candidate selection criteria; recommends criteria for composition, size and frequency of meetings of WEC's and Wisconsin
                                                    Electric's boards; reviews retirement policy for directors.




PROPOSAL 1:  ELECTION OF DIRECTORS

At the 1995 Annual Meeting, three directors are to be elected to hold office until the 1998 Annual Meeting of Stockholders or until they are reelected or until their successors are duly elected and qualified. The WEC Bylaws provide that the directors be divided into three classes. The term of only one class expires each year. Biographical information regarding each nominee and each continuing director is shown below. Ages are shown as of December 31, 1994.

Nominees for Terms Expiring in 1998

The three persons nominated by the Board for election are Robert A. Cornog, who has been a WEC director since 1993, Richard R. Grigg, Jr., who is being nominated as a WEC director for the first time, and Frederick P. Stratton, Jr., who has been a WEC director since 1987. Each nominee has consented to being nominated and to serve if elected. If any nominee becomes unable to serve for any reason, which event is not anticipated, the proxies will be voted for a substitute nominee as may be selected by the WEC Board upon the recommendation of the Nominating Committee.

     ROBERT A. CORNOG. Age 54. Chairman of the Board, President and Chief Executive Officer of Snap-on Incorporated, a tool manufacturer, since 1991. President of Macwhyte Company, a maker of wire rope and a subsidiary of Amsted Industries, from 1981 to 1991. Director of WEC since 1993. Director of Wisconsin Electric since 1994. Director of Snap-on Incorporated and Johnson Controls, Inc.


     RICHARD R. GRIGG, JR. Age 46. Vice President of WEC and President and Chief Operating Officer of Wisconsin Electric and Wisconsin Natural Gas Company ("Wisconsin Natural"), WEC's principal subsidiaries, since January 1995. Group Executive and Vice President of Wisconsin Electric from June to December 1994. Vice President of Wisconsin Electric from 1990 to 1994. Director of Wisconsin Electric since 1994. Director of Wisconsin Natural since January 1995.


     FREDERICK P. STRATTON, JR. Age 55. Chairman and Chief Executive Officer of Briggs & Stratton Corporation, a manufacturer of small gasoline engines, since 1986. Director of WEC since 1987. Director of Wisconsin Electric since 1986. Director of Briggs & Stratton Corporation, Banc One Corporation, Banc One Wisconsin Corporation, Midwest Express Airlines, Inc. and Weyco Group, Inc.


THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR ALL THREE DIRECTOR
NOMINEES.


Directors Continuing in Office-Terms Expiring in 1996

     JOHN F. AHEARNE. Age 60. Executive Director of Sigma Xi, The Scientific Research Society, an organization that provides grants to graduate students and conducts national meetings on major scientific issues, since 1989. Adjunct Scholar of Resources for the Future, an economic research, non-profit institute, since 1993. Vice President and Senior Fellow of Resources for the Future from 1984 to 1993. Commissioner of the United States Nuclear Regulatory Commission from 1978 to 1983, serving as its Chairman from 1979 to 1981. Director of WEC and Wisconsin Electric since 1994.


     JOHN W. BOSTON. Age 61. WEC Vice Chairman of the Board since January 1995. Vice President of WEC from 1991 to 1994. President and Chief Operating Officer of Wisconsin Electric from 1990 to 1994. Executive Vice President and Chief Operating Officer of Wisconsin Electric from January to June 1990. President and Chief Operating Officer of Wisconsin Natural from April to December 1994. Director of WEC since 1991. Director of Wisconsin Electric since 1988. Director of Wisconsin Natural from March to December 1994.


     JON G. UDELL. Age 59. Irwin Maier Professor of Business at the University of Wisconsin-Madison since 1975. Co-Director of The Enterprise Center at the University of Wisconsin-Madison, an educational organization devoted to entrepreneurial management, since 1993. Director of WEC since 1987. Director of Wisconsin Electric since 1977. Chairman of the Board of Directors of the Federal Home Loan Bank of Chicago from 1982 to 1989. Director of Research Products Corporation and Versa Technologies, Inc.

Directors Continuing in Office-Terms Expiring in 1997

     RICHARD A. ABDOO. Age 50. Chairman of the Board, President and Chief Executive Officer of WEC since 1991. Chairman of the Board and Chief Executive Officer of Wisconsin Electric and Wisconsin Natural since 1990. Executive Vice President of WEC from January 1990 to May 1991. President and Chief Executive Officer of Wisconsin Electric from January 1990 to June 1990. Director of WEC since 1988. Director of Wisconsin Electric and Wisconsin Natural since 1989. Director of Marshall & Ilsley Corporation, M&I Marshall & Ilsley Bank, ARI Network Services, Inc., Blue Cross & Blue Shield United of Wisconsin and United Wisconsin Services, Inc.


     JOHN F. BERGSTROM. Age 48. President and Chief Executive Officer of Bergstrom Corporation since 1974; Bergstrom Corporation owns and operates fifteen automobile dealerships, three hotels, a convention center and a real estate company. Director of WEC since 1987. Director of Wisconsin Electric since 1985. Director of First National Bank-Fox Valley, Kimberly-Clark Corporation, Midwest Express Airlines, Inc. and Universal Foods Corporation.


     GENEVA B. JOHNSON. Age 65. Corporate Director. President and Chief Executive Officer of Family Service America, an organization representing private agencies in the United States and Canada that provide human service programs, from 1983 to 1994. Director of WEC and Wisconsin Electric since 1988. Director of Firstar Bank Milwaukee, N.A.


Directors Who Will Be Retiring Effective on the Date of the 1995 Annual
Meeting

     JOHN L. MURRAY. Age 67. Corporate Director. Chairman of the Board of Universal Foods Corporation, a manufacturer and marketer of food ingredients and selected consumer food items, from 1984 to 1990. Chief Executive Officer of Universal Foods from 1979 to 1988. Director of WEC since 1987. Director of Wisconsin Electric since 1983. Director of Briggs & Stratton Corporation, The Marcus Corporation, Twin Disc, Inc. and Universal Foods Corporation.


     MORRIS W. REID. Age 69. Vice Chairman of the Board of Versa Technologies, Inc., a manufacturer of fluid power and silicone rubber products, since 1989. Vice Chairman, President and Chief Operating Officer of Versa Technologies from 1989 to 1992. Chairman of the Board of Versa Technologies from 1982 to 1989. Independent Management Consultant and Corporate Director since 1978. Chairman of the Board of
     J. I. Case Co., a manufacturer of construction and farm machinery, from 1972 to 1978. Director of WEC since 1987. Director of Wisconsin Electric since 1979. Director of Banc One Wisconsin Corporation, A&E Manufacturing Company, Research Products Corporation and Versa Technologies, Inc.


PROPOSAL 2:  APPROVAL OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANT

The Board of Directors has appointed the firm of Price Waterhouse LLP ("PW") as independent public accountant to audit the books, records and accounts of

WEC and its subsidiaries with respect to their operations for the year 1995 and recommends that the stockholders approve such appointment.

PW has acted as independent public accountant for WEC or its predecessors continuously since 1932. Representatives of the firm will attend the Annual Meeting to make any statement they may consider appropriate and to respond to questions that may be directed to them.

If (i) the foregoing proposal is not approved by the stockholders, or (ii) PW shall become incapable of accepting or continuing the appointment, or (iii) the employment of PW is otherwise discontinued, the Audit Committee will recommend and the Board of Directors will appoint another independent public accountant.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO APPROVE THE APPOINTMENT OF PRICE WATERHOUSE LLP AS INDEPENDENT PUBLIC ACCOUNTANT.


PROPOSAL 3:  AMENDMENT AND RESTATEMENT OF THE RESTATED ARTICLES OF
             INCORPORATION

Information regarding the proposed amendment and restatement of WEC's Restated Articles is set forth below and is qualified in its entirety by reference to the text of the proposed Restated Articles (which identifies all changes that would be made to the Restated Articles), attached as Appendix A and incorporated herein by reference (the "Proposed Restated Articles").

The WEC Board proposes to amend and restate the Restated Articles to conform certain provisions therein with changes in the Wisconsin Business Corporation Law that became effective in 1991 (the "WBCL"). Specifically, the Proposed Restated Articles would (i) conform certain statutory references with appropriate sections of the WBCL; (ii) authorize the Bylaws to contain provisions requiring a greater stockholder vote for certain matters than would otherwise be required by law or the Restated Articles, pursuant to WBCL requirements; and (iii) conform provisions relating to managing the business and affairs of WEC during an emergency with appropriate sections of the WBCL.

With respect to item (i), as a result of a significant revision to the WBCL effective in 1991, the statutory numbering system of the WBCL was changed. Consequently, statutory references in Articles III, IV and VII of the Restated Articles are outdated. The WEC Board proposes that the Restated Articles be amended and restated to conform these statutory references to the WBCL. The Proposed Restated Articles reflect the replacement of statute numbers referring to the former WBCL with statute numbers referring to the current WBCL. Updating these statutory references does not substantively change any of the Articles affected or stockholder rights thereunder.

With respect to item (ii), the WEC Bylaws currently require a greater stockholder vote for various matters than is otherwise required by law or the Restated Articles. Certain of these matters, which are set forth in Bylaw II,
Section 4 and Bylaw X, Section 3 of the WEC Bylaws, relate to (a) removal of a director from office; and (b) amending provisions of the Bylaws relating to or in connection with taking action by the unanimous consent of stockholders without a meeting; the number, term, qualification, classification and election of directors; the removal of a director from office; notice for Board of Directors' meetings; indemnification of officers, directors and other persons by WEC; and Bylaw amendments. In connection with the 1991 revision, a new provision was added to the WBCL requiring authorization in the Articles of Incorporation for the adoption or amendment by stockholders of any bylaw that fixes a greater voting requirement for stockholders or voting groups of stockholders than is otherwise required by the WBCL. Although the Restated Articles do not currently contain authorization for the WEC Bylaw provisions mentioned above, since each of these provisions was in effect on December 31, 1990, the WBCL provides that they will continue to remain in effect until the Bylaw is amended or repealed. However, in order to avoid any future question as to the continuing validity of such greater stockholder voting requirements in the Bylaws, the Proposed Restated Articles contain a new section (3) to
Article III. D. which provides that the Bylaws may have a greater stockholder vote for those matters mentioned above. The new section also makes clear that for purposes of the WBCL provisions requiring Articles' authorization for greater voting requirements in the bylaws and grandfathering such bylaw provisions in effect on December 31, 1990, the term "bylaw," as used in those provisions (but which is undefined in the WBCL), shall mean each separate section of the WEC Bylaws rather than an entire Bylaw article. By approving the amendment and restatement of the Restated Articles, stockholders would not in any way change the existing provisions in the Bylaws which fix greater voting requirements than are required by law or the Restated Articles.
Rather, adding section (3) to Article III. D. would simply avoid any future uncertainty as to the continuing validity of such Bylaw provisions.

With respect to item (iii), the WEC Board proposes to amend Article V of the Restated Articles, which sets forth certain powers of directors and officers and procedures to be followed during an emergency. Prior to 1991, the WBCL did not specifically address emergency powers or procedures. In conjunction with the 1991 WBCL revision, two new statutory provisions governing emergencies became effective. One of those provisions defines the term "emergency" to mean a catastrophic event that prevents a quorum of a corporation's directors from being readily assembled. The Proposed Restated Articles would use this definition of "emergency" in lieu of the provision presently contained in the Restated Articles which defines "emergency" to mean a condition resulting from various listed causes which makes it impossible to assemble a quorum of the entire WEC Board or which renders the CEO or two or more of the principal officers of WEC unable to perform their duties. While the effect of this proposed change might theoretically limit the situations in which an emergency could be declared, the WEC Board believes that by incorporating into the Proposed Restated Articles the definition of "emergency" found in the WBCL, greater certainty as to the legality of the use of special powers and procedures in such a situation can be obtained. Because the proposed amended definition of "emergency" is only relevant if a catastrophic event prevents assembling a quorum of WEC's directors, the Proposed Restated Articles would delete a paragraph (and other references) applicable to the CEO or two or more principal officers of WEC being unable to perform their duties.

The Proposed Restated Articles would also replace the statutory reference to a former WBCL provision regarding the management of the affairs of a corporation by its board of directors with references to, in particular, the two new statutory sections of the WBCL which specifically address emergency situations and conform certain terminology to that presently contained in the WBCL. Such statutes permit a corporation to make all provisions necessary for its management during an emergency and set forth certain emergency powers and procedures applicable to a board of directors. WEC directors faced with an emergency could take any action allowed by Article V to the maximum extent permitted by the WBCL generally, and such statutes in particular, thus providing the WEC Board with necessary flexibility in an emergency situation.

After approval by stockholders, the Proposed Restated Articles will be effective on the date of receipt for filing by the Wisconsin Secretary of State. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO AMEND AND RESTATE THE RESTATED ARTICLES.


PROPOSALS 4 & 5:  STOCKHOLDER PROPOSALS

Information regarding two stockholder proposals is set forth below. WEC disclaims any responsibility for the content of each proposal and statement of support, which are presented as received from the stockholders. As discussed below, the Board of Directors recommends that you vote AGAINST both of these proposals.

Proposal 4:  Stockholder Proposal #1

Mr. Richard J. Molenda, S70 W13035 Flintlock Trail, Muskego, Wisconsin, who has indicated that he holds 210 shares of WEC common stock, has given notice of his intention to present the following proposal for action at the Annual
Meeting:

"BE IT RESOLVED: That the stockholders of Wisconsin Energy Corporation ("Company") urge that the Board of Directors take the necessary steps, in compliance with Wisconsin state law, to declassify the Board of Directors for the purpose of director elections. The Board declassification shall be done in a manner that does not affect the unexpired terms of directors previously elected."

Proponent's Statement in Support of Stockholder Proposal #1

"The Board of Directors of the Company is divided into three classes serving staggered three-year terms. I believe that the classification of the Board of Directors is not in the best interests of the Company and its shareholders. The elimination of the staggered board would require each director to stand for election annually. This procedure would allow shareholders an opportunity to annually register their views on the performance of the board collectively and each director individually. Concern that the annual election of all directors would leave the Company without experienced board members in the event that all incumbents are voted out is unfounded. If the owners should choose to replace the entire board, it would be obvious that the incumbent directors' contributions were not valued.

I believe that a company's corporate governance procedures and practices, and the level of management accountability they impose, are related to the financial performance of the company. While the Company's current performance is fair, I believe sound corporate governance practices, such as the annual election of all directors, will impose the level of management accountability necessary to help ensure that a good performance record continues over the long-term.

A classified board of directors protects the incumbency of the board of directors and current management which in turn limits accountability to stockholders. I believe that this protection for incumbents reduces management's accountability to shareholders and negatively impacts financial performance.

I urge your support for this proposal."

Directors' Statement in Opposition to Stockholder Proposal #1

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST THE FOREGOING STOCKHOLDER PROPOSAL. Last year, a substantial majority of stockholders (over 72% of the shares represented at the 1994 Annual Meeting) voted against this proposal. The Board of Directors continues to believe that a staggered board, where approximately one-third of the directors are elected annually, is in the best interests of WEC and its stockholders. A staggered board helps provide continuity and stability of WEC's leadership and policies because a majority of the directors at any one time will have prior experience as WEC directors and in-depth knowledge of WEC. This system permits directors to effectively represent the interests of all stockholders in a variety of circumstances, including responding to circumstances created by demands or actions by a minority stockholder or group, proponents of a takeover or restructuring or other extraordinary corporate action. A staggered board also assists WEC to attract and retain prominent and well-qualified individuals who are able to commit the time and resources necessary to understand WEC and its operations. The continuity and quality of leadership that results from a staggered board creates long-term value for the stockholders. WEC has operated using a staggered board since its incorporation and has continually earned recognition as a well-managed, financially-sound corporation.

FOR THE REASONS SET FORTH ABOVE, THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST STOCKHOLDER PROPOSAL #1.

Proposal 5:  Stockholder Proposal #2

The International Brotherhood of Electrical Workers Local 2150, N8 W22520 Johnson Drive, Unit H, Waukesha, Wisconsin, which has indicated that it holds 8,943 shares of WEC common stock, has given notice of its intention to present the following proposal for action at the Annual Meeting:

"RESOLVED, that the shareholders of the Wisconsin Energy Corporation (the "Company") recommend that the Board of Directors amend the bylaws to provide that any person who meets the following criteria shall be ineligible to serve as a director of the Company.

The Board of Directors shall not include any individual who:

* is an employee or owner of a firm which is one of the Company's paid advisors or consultants;
*  is employed by a significant customer or supplier of the Company;
*  has a personal service contract with the Company;
*  is a relative of the management of the Company; or
* may otherwise have a conflict of interest which would prevent the individual from making decisions for the sole benefit of the shareholders.


Proponent's Statement in Support of Stockholder Proposal #2

"This proposal is designated to help strengthen the process by which members of the Board of Directors are selected by eliminating from consideration any individuals who have a potential conflict of interest. We believe there are sufficient numbers of qualified candidates eligible to serve on our Board without choosing individuals who because of their employment or for other reasons, may be unable to make decisions concerning the Company in the sole interest of the shareholders.

The current climate of deregulation and the resulting increased competition among utilities make elimination of potential conflicts of interest on the Board even more crucial. For example, the advent of "wheeling", which will require the Company to transmit power generated by its competitors across the Company's transmission lines, is expected to primarily benefit the largest electric power consumers. At least two of our directors are chief executives of two of the Company's biggest customers. We believe it is not in the best interests of shareholders for individuals with this potential for divided loyalties to serve on our Board of Directors.

The Board of Directors should include a balance of full-time Company employees and independent, outside directors who have no potential for a conflict of interest. We believe that such a Board would enhance long-term corporate performance and shareholder value. We urge you to vote for this proposal."

Directors' Statement in Opposition to Stockholder Proposal #2

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST THE FOREGOING STOCKHOLDER PROPOSAL FOR THE FOLLOWING REASONS:

The Nominating Committee of the WEC Board of Directors selects candidates based on criteria designed to provide diversity of backgrounds as well as demonstrated ability to meet the challenges faced by WEC. The selection criteria is designed, in part, to seek candidates who:

*  possess outstanding integrity;
*  are of considerable individual stature;
*  possess high intelligence and mature judgment;
*  have vision and imagination;
*  possess the ability to appraise problems, plans and programs objectively;
   and
*  are socially conscious.

In assessing these personal qualities, the Committee looks for individuals who have demonstrated these traits through prior experience. In many cases, this results in candidates who are directors of other corporations, institutions or civic organizations, and/or who have earned distinction in business, finance, law, education, government, community service, or in another profession or vocation.

In selecting among qualified candidates, the Committee seeks individuals who will also contribute to the Board's diversity and balance, and who are free from conflicts of interest.

Because the Committee realizes that having conflicts of interest could be detrimental to shareholder and corporate goals, the Committee already excludes from consideration individuals who are paid advisors or consultants to WEC, who have personal service contracts, who are relatives of the management of WEC, or who may otherwise have a conflict of interest which would prevent the individual from making decisions for the sole benefit of the shareholders.
The Committee and the Board do NOT believe that being employed by a significant customer of WEC necessarily presents a conflict of interest.

The Board of Directors believes that this proposal, if adopted, would needlessly limit from consideration many highly-qualified individuals that would serve WEC well. Excluding the top one-half of one percent of WEC's customers, for example, would eliminate from consideration the employees of nearly 5,000 firms located within our service territory. Since these firms likely employ at least 100 individuals each, this proposal would eliminate as many as one half million individuals within its service territory -- or 25 percent of the populace -- from consideration.

The increased competition among utilities is cited by the proponents as one of the critical factors behind their proposal. However, with the advent of customer choice, almost every person employed by a company in mid-America could become a potential customer of WEC. The Board does not believe that the purchase of energy from one of WEC's utility subsidiaries presents, by itself, a conflict of interest.

FOR THE REASONS SET FORTH ABOVE, THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST STOCKHOLDER PROPOSAL #2.


OTHER MATTERS

The Board of Directors is not aware of any other matters which may properly come before the meeting. The WEC Bylaws set forth the requirements that must be followed should a stockholder wish to propose any floor nominations for director or floor proposals at annual or special meetings of stockholders. In the case of annual meetings, the Bylaws state, among other things, that notice and certain other documentation must be provided to WEC at least 70 days before the annual meeting. If any other matters do properly come before the meeting, it is the intention of the persons named as the proxies in the accompanying form of proxy to vote the proxy in accordance with their judgment on such matters.


STOCK OWNERSHIP OF DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

The following table lists the beneficial ownership of WEC common stock of each director, nominee, named executive officer and all directors and executive officers as a group as of February 28, 1995. Included are shares owned by each individual's spouse, minor children or any other relative sharing the same residence, as well as shares held in a fiduciary capacity or held in WEC's Stock Plus and Wisconsin Electric's MESP.



                           Number                                 Number
                             of                                     of
     Name                  Shares      Name                       Shares
     --------------------  ------      -------------------------  ------
     Richard A. Abdoo      13,956      Geneva B. Johnson           2,167
     John F. Ahearne          101      John L. Murray              3,000
     John F. Bergstrom      3,000      David K. Porter             8,636
     John W. Boston         4,713      Morris W. Reid              3,273
     Francis Brzezinski     1,581      Jerry G. Remmel             6,294
     Robert A. Cornog       1,000      Frederick P. Stratton, Jr.  5,300
     Richard R. Grigg, Jr.  2,524      Jon G. Udell (1)            6,480

     All directors and executive officers as a group (17 persons, including those listed above).....92,509 (2)
_______________
         (1) Dr. Udell disclaims beneficial ownership of 274 of such shares.
         (2) Amount is less than 1% of total WEC common stock outstanding.

Each person has sole voting and investment power as to all shares listed for such person except that the following persons have shared voting and/or investment power as to the indicated number of shares so listed: Mr. Boston (3,121), Mr. Brzezinski (166), Mr. Grigg (290), Mr. Stratton (3,300), Dr.
Udell (2,937) and all directors and executive officers as a group (12,285).

The preceding beneficial ownership information is based on information furnished by the specified persons and is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as required for purposes of this proxy statement. It is not necessarily to be construed as an admission of beneficial ownership for other purposes.


PERFORMANCE GRAPH

The chart below shows a comparison of the cumulative total return over five years had $100 been invested at the close of business on December 31, 1989 in each of WEC common stock, the Standard & Poor's (S&P) 500 Index and a Peer Group Index. Total return includes the increase/decrease in stock price and reinvested dividends. The 18 public utility holding companies or public utilities in the Peer Group Index, weighted by their market capitalization at the beginning of each period for which a return is indicated, are: Baltimore Gas & Electric Company, Boston Edison Company, CINergy Corporation, DPL Inc., DQE Inc., Florida Progress Corporation, New England Electric System, NIPSCO Industries, Inc., Northern States Power Company, Pinnacle West Capital Corporation, Potomac Electric Power Company, Public Service Company of Colorado, San Diego Gas & Electric Company, SCANA Corporation, TECO Energy, Inc., Union Electric Company, WPS Resources Corporation and WPL Holdings, Inc. Beginning with year 1994, Cincinnati Gas & Electric was replaced as a member of WEC's peer group index by CINergy Corporation, the company which succeeded it in 1994 through a merger with another corporation which was not part of the Peer Group Index. WEC is not in the Peer Group Index. Companies in the Peer Group Index were chosen based on a variety of factors, including comparable revenues, net income, total assets and market capitalization. Other factors considered were whether the company has nuclear operations, whether or not it is a holding company and the location of the company.





                               [PERFORMANCE GRAPH APPEARS HERE]





                                Value of Investment at Year-End


              12/31/89  12/31/90  12/31/91  12/31/92  12/31/93  12/31/94
- ------------  --------  --------  --------  --------  --------  ---------
| WEC           $100      $105      $137      $146      $159      $158  |
| Peer Group    $100      $101      $136      $149      $169      $156  |
| S&P 500       $100      $ 97      $126      $136      $150      $152  |
- -------------------------------------------------------------------------

EXECUTIVE OFFICERS' COMPENSATION

The table below summarizes certain information concerning compensation awarded to, earned by or paid to WEC's Chief Executive Officer and each of WEC's other four most highly compensated executive officers for services in all capacities to WEC and its subsidiaries for the last three fiscal years.

                                      SUMMARY COMPENSATION TABLE


                                                                                  Long-Term
                                                                                 Compensation
                                                                                 ------------
                                                                                    Awards
                                                  Annual   Compensation          ------------
                                             --------------------------------     Securities
                                                                 Other Annual     Underlying      All Other
Name and Principal Position           Year   Salary     Bonus    Compensation    Options/SARs    Compensation
                                               ($)       ($)         ($)           (#) (1)         ($) (2)
- -----------------------------------   ----   -------   -------   ------------    ------------   -------------
RICHARD A. ABDOO
Chairman of the Board, President      1994   450,000   222,396              0        25,000           15,970
and Chief Executive Officer of        1993   450,000   122,000              0        22,500           15,170
WEC; Chairman of the Board and        1992   429,167    59,500          3,153             0           12,875
Chief Executive Officer of five
subsidiaries and President and
CEO of the other two subsidiaries
- ------------------------------------  ----   -------   -------   ------------   ------------   -------------
JOHN W. BOSTON
Vice President of WEC; President      1994   320,000    98,246              0             0           11,005
and Chief Operating Officer of        1993   262,000    56,000              0             0            8,876
utility subsidiaries; Vice President  1992   247,667    33,900          3,067             0            7,430
of a nonutility subsidiary
- ------------------------------------  ----   -------   -------    ------------   ------------   -------------
JERRY G. REMMEL
Vice President and Treasurer of       1994   215,000    66,009              0             0            7,481
WEC; Chief Financial Officer of WEC   1993   190,000    41,000              0             0            6,406
and all subsidiaries; Vice President  1992   181,500    22,000          3,153             0            5,445
and Treasurer of a nonutility
subsidiary; Treasurer of four
nonutility subsidiaries
- ------------------------------------  ----   -------   -------    ------------   ------------   -------------
DAVID K. PORTER
Senior Vice President of Wisconsin    1994   190,000    58,333              0         3,000            6,695
Electric; Vice President of           1993   185,000    20,000              0         6,500            6,242
Wisconsin Natural                     1992   178,167    17,500          3,497             0            5,345
- ------------------------------------  ----   -------   -------    ------------   ------------   -------------
FRANCIS BRZEZINSKI
Vice President of WEC and Wisconsin   1994   212,000    26,037              0         6,500            7,478
Electric; President and Chief         1993   206,167    22,500              0         6,500            7,058
Operating Officer of three            1992   197,500    21,000              0             0            5,925
nonutility subsidiaries; Vice
President of a nonutility
subsidiary


(1) Grants in 1994 were in combination with contingent dividend awards, as described in the table entitled "Long-Term Incentive Plans--Awards in Last Fiscal Year".

(2) All Other Compensation for 1994 for Messrs. Abdoo, Boston, Remmel, Porter and Brzezinski, respectively, includes: (i) employer matching of contributions by each named executive into the MESP in the amount of $4,620 for each named executive officer, (ii) "make whole" payments under the Executive Deferred Compensation Plan with respect to matching in the MESP on deferred salary or salary received but not otherwise eligible for matching in the amounts of $8,880, $4,980, $1,830, $1,080 and $1,740, respectively, and (iii) term life insurance premiums in the amounts of $2,470, $1,405, $1,031, $995 and $1,118, respectively.

                           OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                   Individual Grants (1)                  Potential Realizable
                     --------------------------------------------------    Value At Assumed
                                    Percent of                              Annual Rates of
                      Number of       Total                                   Stock Price
                      Securities   Options/SARs   Exercise                  Appreciation for
                      Underlying    Granted to    or Base                    Option Term (2)
                     Options/SARs  Employees in    Price     Expiration   -------   ---------
     Name             Granted(#)    Fiscal Year    ($/Sh)       Date       5% ($)    10% ($)
- ------------------   ------------  ------------   --------   ----------   -------   ---------
Richard A. Abdoo          25,000       30.8%       26.813     12/13/04    421,564   1,068,325
John W. Boston                 0        N/A          N/A          N/A        N/A         N/A
Jerry G. Remmel                0        N/A          N/A          N/A        N/A         N/A
David K. Porter            3,000        3.7%       26.813     12/13/04     50,588     128,199
Francis Brzezinski         6,500        8.0%       26.813     12/13/04    109,607     277,765

     N/A = Not Applicable


     (1) Consists of incentive and non-qualified stock options to purchase shares of WEC common stock granted pursuant to the 1993 Omnibus Stock Incentive Plan (the "OSIP") on December 14, 1994. These options were granted with an equal number of contingent dividend awards (as described in the table entitled "Long-Term Incentive Plans--Awards in Last Fiscal Year"), have exercise prices equal to the fair market value of the WEC shares on the date of grant and first become exercisable on December 14, 1998, at which time they become fully exercisable. Upon a "change in control" of WEC, as defined in the OSIP, these options shall become immediately exercisable. These options were granted for a term of ten years, subject to earlier termination in certain events related to termination of employment. In the discretion of the Compensation Committee, the exercise price may be paid by delivery of already owned shares and tax withholding obligations related to exercise may be satisfied by withholding shares otherwise deliverable upon exercise, subject to certain conditions. Subject to the limitations of the OSIP, the Compensation Committee has the power with the participant's consent to modify or waive the restrictions on vesting of these options, to amend these options and to grant extensions or to accelerate these options.

     (2) The dollar amounts in these columns are the result of calculations at the 5% and 10% stock appreciation rates set by the Securities and Exchange Commission and therefore do not forecast possible future appreciation, if any, of WEC's common stock price. At the December 13, 2004 expiration date of the options granted in 1994, the price of a share of WEC common stock would be $43.68 at an assumed annual appreciation rate of 5% and $69.55 at an assumed annual appreciation rate of 10%. Gains to all stockholders of record at year-end 1994 at those assumed annual appreciation rates would be approximately $1.8 billion and $4.7 billion, respectively. The total "Potential Realizable Value" for the named executive officers would represent less than .03% of such gains.

No stock options other than those granted pursuant to the OSIP were outstanding in the last fiscal year. Since the earliest date any options granted under the OSIP become exercisable is December 15, 1997, no options were exercisable in 1994. The following table sets forth the number of options which were not exercisable and the value of such options based upon the difference between the exercise price and the market price of the underlying shares as of December 31, 1994.

                   AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                              FISCAL YEAR-END OPTION/SAR VALUES

                    Number of Securities Underlying     Value of Unexercised In-the-Money
                       Unexercised Options/SARs                   Options/SARs
                         at Fiscal Year-End                    at Fiscal Year-End
                                 (#)                                  ($)
                    -------------------------------     ---------------------------------
Name                 Exercisable     Unexercisable        Exercisable      Unexercisable
- ------------------  -------------   ---------------     ---------------   ---------------
Richard A. Abdoo           0            47,500                  0                 0
John W. Boston           N/A               N/A                N/A               N/A
Jerry G. Remmel          N/A               N/A                N/A               N/A
David K. Porter            0             9,500                  0                 0
Francis Brzezinski         0            13,000                  0                 0

     N/A = Not Applicable



The following table shows long-term incentive awards made during 1994:

                                   LONG-TERM INCENTIVE PLANS--AWARDS
                                           IN LAST FISCAL YEAR

                                                        Estimated Future
                                                          Payouts Under
                                        Performance         Non-Stock
                        Number of        or Other       Price-Based Plans
                      Shares, Units     Period Until   -------------------
                         or Other        Maturation         Target
      Name             Rights(#)(1)      or Payout       ($ or #) (2)
- ------------------    -------------    -------------   -------------------
Richard A. Abdoo          25,000          12/13/98          $150,000
John W. Boston                 0               N/A               N/A
Jerry G. Remmel                0               N/A               N/A
David K. Porter            3,000          12/13/98           $18,000
Francis Brzezinski         6,500          12/13/98           $39,000

     N/A = Not Applicable


     (1) Consists of performance units awarded under the OSIP in combination with stock options (as described in the table entitled "Option/SAR Grants in Last Fiscal Year" above). These performance units, entirely in the form of contingent dividends, will be paid if total shareholder return (appreciation in the value of WEC common stock plus reinvested dividends) over a four year period ending December 13, 1998 equals or exceeds the median return earned by the other companies included in the Peer Group Index in the "Performance Graph" section of this proxy statement, except that there will be no payout if WEC's total shareholder return is negative over the course of such period. If payable, each participant shall receive an amount equal to the actual dividends paid on WEC common stock for the period of December 14, 1994 through December 13, 1998 multiplied by the number of performance units awarded to such participant. Upon a "change in control" of WEC, as defined in the OSIP, this benefit shall immediately vest with all performance goals deemed fully achieved.

     (2) Assumes, for purposes of illustration only, 4% per year compound annual dividend increase based on the current quarterly dividend rate.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Corporate Mission Statement

Wisconsin Energy Corporation ("Wisconsin Energy" or "WEC") is a diversified company whose principal mission is being the energy supplier of choice in the region while providing earnings to shareholders commensurate with risk. WEC's core business is to meet customer needs for quality electric, gas and steam utility services. WEC's nonutility subsidiaries engage in business activities primarily to improve the economic vitality of the company and the region. WEC is committed to improving the quality of life in the area it serves, to maintaining employee excellence and to providing a working environment that encourages each employee to achieve superior results and satisfaction.

Compensation Consultant

The Compensation Committee, comprised entirely of non-employee directors, has retained Towers Perrin, a nationally recognized compensation consultant, to work with it on matters relating to the administration and design of WEC's executive compensation program. The consultant reports directly to the Committee. The consultant provided the Committee with direct access to competitive information regarding pay levels and practices within WEC's peer group and the industry, and the Compensation Committee's decisions regarding executive compensation have been based, largely, on such information.

Philosophy & Objectives

The Board of Directors of WEC strives to attract, retain and motivate a top-caliber executive team. To that end, it is WEC's intent to offer an industry-competitive, performance-based executive compensation program.

The components of the program, as well as the opportunities offered through the program, are designed to be competitive with practices at other comparably-sized and situated electric and gas utilities and diversified utility companies. In determining competitive pay rates for WEC's officer positions, the Committee relies primarily on an analysis of compensation (including base salary, annual bonus and long-term incentive grant values) for the peer companies used in the Industry Peer Group Index (the "peer companies") on the performance graph included in this proxy statement. Data are collected and analyzed for these companies from both recent proxy statements and from a survey conducted by the Edison Electric Institute ("EEI"). The Committee relies secondarily on a broader analysis of utility compensation rates. In this analysis, the Committee reviews compensation data from the entire EEI database, adjusted appropriately for company size. While the peer group is a carefully selected group of utilities of comparable size and offering comparable services, the Committee does not believe these companies to be the only direct competitors for WEC's executive talent. The Committee reviews both peer group specific and broader industry pay practices to be fully informed of industry compensation levels. The Committee does not mathematically average the data from the two analyses but, rather, considers them as separate reads of the external market.

While base salaries provide the basis for the executive compensation program, the Compensation Committee believes that a substantial portion of the total compensation package should be at risk, dependent on achievement of individual and corporate goals. Successful achievement of these goals is critical to meeting WEC's longer-term financial and shareholder return goals.
Accordingly, the annual incentive compensation program links a portion of each executive's pay to the successful and timely completion of key operational, safety, financial and customer satisfaction goals and the long-term incentive compensation program specifically links a portion of each executive's compensation to the achievement of the longer-term goals of WEC, including total return on shareholder equity. The long-term incentive plan, designated the 1993 Omnibus Stock Incentive Plan (the "OSIP"), was adopted by the WEC Board in 1993 and was approved by the stockholders at the annual meeting held on May 11, 1994.

The executive compensation program strikes a balance between offering fair and reasonable fixed compensation (e.g., base salary tied to the executive's skills and responsibilities), and variable compensation (e.g., annual incentive compensation tied to the executive's and the company's results over the most recent fiscal year and long-term incentive compensation tied to the company's results over a longer designated period of time). The Compensation Committee believes that this program, which places a substantial portion of executive compensation at risk, will benefit WEC and its stockholders. The Compensation Committee expects total cash compensation (base salary plus annual incentive compensation) for executives to vary from year-to-year, based upon WEC's operating, safety, financial and customer satisfaction performance. In line with WEC's pay-for-performance philosophy, superior performance will yield above-average compensation; likewise, below-average performance will yield below-average compensation.

The Compensation Committee annually reviews the competitiveness of executive base salary levels and annual and long-term incentive opportunities relative to the external market. The Committee periodically conducts an extensive review of peer group pay practices covering all elements of compensation (base salary, annual incentive and longer-term incentives), and is advised as to how these compensation practices differed from or were similar to broader utility industry practices. As general business and competitive factors dictate, the Compensation Committee recommends to the Board of Directors for approval adjustments to the level of base salary and incentive opportunities for executives. Periodically, the Compensation Committee also reviews the design of the executive compensation program, to make sure that it ties closely to WEC's strategic goals and operating style, and reflects prevailing industry compensation practices.

Program Components

The executive compensation program currently consists of base salary, annual incentive compensation and long-term incentive compensation. Base salaries, annual incentive targets and long-term incentive grant guidelines are targeted at the 50th percentile of industry pay practices. As stated previously, the Committee primarily considers compensation practices at the peer companies in this review and has data presented to it from recent proxies and from the EEI survey in this regard. The Committee also reviews broader industry data from the entire EEI database, consisting of approximately 100 utilities, adjusted appropriately for company size. The Committee reviews these data separately and does not mathematically average or combine the various competitive analyses. The Committee sets salaries, annual incentive targets and long-term incentive grant guidelines in consideration of these data, and after direct discussion with and recommendations from Towers Perrin, its consultant.

In addition to external competitive data, base salaries are determined by factors including individual performance and potential, changes in duties and responsibilities, economic conditions in the utility service areas, financial success of WEC (measured in terms of such factors as total shareholder return versus the return earned by WEC's externally defined peer group, earnings per share on WEC common stock and continuity of WEC's dividend payment), customer satisfaction, competitiveness of utility service rates and outlook for such rates in the coming year, and changes in salary compensation for comparable jobs at other utilities. The Committee weights these factors substantially equally.

WEC provides annual incentive compensation pursuant to its Short-Term Performance Plan (the "STPP"), which is administered by the Compensation Committee. Target annual incentive compensation awards for each individual for 1994 ranged from 15% to 45% of base salary. Annual incentive payouts under the plan are based upon the achievement of individual and specific company-wide operating, safety, financial and customer satisfaction objectives. Individual award payouts are permitted to range from 0% to 125% of targeted amounts based on individual and team performance.

Company-wide performance goals are established for each of the active subsidiaries. For Wisconsin Electric Power Company, WEC's principal subsidiary, the 1994 STPP financial performance goals focused on achievement of target earnings per share, while the 1994 STPP operational performance goals related principally to:

*  Total shareholder return versus WEC's externally defined peer group
*  Safety of nuclear operations
*  Customer satisfaction
*  Demand-side management including conservation and load management
*  Operating and maintenance cost management
*  Energy production availability

Under the STPP for 1994, the Compensation Committee awarded key employee participants amounts ranging from 12% to 49% of base salary as calculated under the formula for the STPP for each individual. This decision was based on (i) the extent to which a variety of predetermined 1994 STPP corporate performance goals were achieved (principally those enumerated above) and (ii) the extent to which each STPP participant met his or her 1994 individual goals. The 1994 STPP corporate performance goals were divided into two parts -- 60% operational and 40% financial (except that the weightings for the Chief Executive Officer (CEO) were 60% financial and 40% operational, as the Compensation Committee believes that the CEO has the primary responsibility for the financial success of WEC).

In 1994, the stockholders approved the OSIP which had been recommended by Towers Perrin. The OSIP authorizes the Committee to grant, with Board of Directors approval, to officers and other key employees of WEC and its subsidiaries performance-based incentives and other equity interests of WEC in the form of one or any combination of the following: stock options, stock appreciation rights, stock awards and performance units. Initial awards were made under the OSIP for year 1993, subject to the aforementioned stockholder approval. For 1994, OSIP awards in the form of stock options and performance dividend units were made to 18 key employees selected by the Committee. The persons chosen to participate in the OSIP are those officers and key employees who will be responsible for leading WEC and its subsidiaries into the 21st century. The Compensation Committee and the Board of Directors have approved a table of stock option and performance dividend unit grant guidelines for each of four groups of OSIP participants. The grant guidelines presently range from 20,000 to 25,000 stock options and performance dividend units for the Chairman of the Board and Chief Executive Officer to 1,000 to 1,500 of such options and units for participating junior executives. The Compensation Committee determined, based on its subjective evaluation of each participant, that the 1994 grant should be made at the mid-point of the respective guideline range for each participant, except for that of the Chairman of the

Board and Chief Executive Officer whose 1994 grant was at the upper limit of his guideline range. The Compensation Committee expects that the present guideline range will be modified from time to time based on changing conditions in the electric and gas utility industry. As a condition of participation in the OSIP, each participant must achieve specified stock ownership targets. Several officers who are nearing retirement, including named executive officers John W. Boston and Jerry G. Remmel, are not participants in the OSIP.

Chief Executive Officer Compensation

Mr. Abdoo's base salary for 1994 was $450,000 and has been set by the Committee at approximately the 50th percentile as compared to industry pay practices. His salary was also adjusted to account for the factors listed in the Program Components section of this report pertaining to base salaries; such factors were weighted substantially equally. Mr. Abdoo's base salary has not been increased since November 1992 because in 1993 and 1994 it continued to approximate such 50th percentile.

Mr. Abdoo is a designated participant in the STPP and the OSIP. With respect to the STPP, for fiscal year 1994, the Compensation Committee awarded Mr. Abdoo the annual incentive award set forth in the "Bonus" column of the Summary Compensation Table. The Committee established Mr. Abdoo's STPP target award level at 45% of base salary for 1994, with such award being permitted to range between 0% and 125% thereof, based on individual performance, as described under the Program Components section of this report. The Committee's evaluation of Mr. Abdoo's 1994 performance resulted in an award of 49% of his base salary for the year. The award was based upon WEC's actual performance versus the specific company-wide operational and financial performance goals cited above in the Program Components section. Mr. Abdoo's award was also based on the degree to which his 1994 individual goals were achieved. His principal goals related to achieving a safe and effective operation of Wisconsin Electric's Point Beach Nuclear Plant, achieving a satisfactory earnings level for WEC, ensuring that WEC's subsidiaries met their 1994 goals, and providing leadership to ensure that WEC and its subsidiaries operate in an environmentally responsible, community-minded manner to improve the quality of life in the areas they serve.

In determining Mr. Abdoo's STPP award, the Committee also considered his exceptional performance in leading WEC during a time of great change and competitive challenges in the utility industry. Specifically, the committee members reviewed the progress made during 1994 as part of WEC's revitalization program, an effort to transition WEC to a leaner, more competitive business enterprise, including (i) the identification and implementation of a new management structure which will lead WEC into the next century (ii) his leadership role and strong voice in influencing federal and state utility restructuring regulation and legislation, (iii) WEC's continued strong financial reputation, (iv) the continued safe and low-cost operation of the Point Beach Nuclear Plant, (v) the construction of a light-weight aggregate facility at Oak Creek Power Plant, (vi) his leadership of management and represented employees in guiding them to understand and provide assistance in restructuring the way WEC does business and (vii) the resulting numerous process changes that will enable WEC to become the low-cost energy provider in the upper midwest region. Mr. Abdoo's award was principally determined by achievement of the company-wide goals and was adjusted based on accomplishment of individual goals. The Committee weighted the company-wide performance goals as cited above in the Program Components section; individual goals were weighted substantially equally with the exception of goals relating to financial performance, such as earnings per share and total shareholder return, which were weighted somewhat higher.

With respect to the OSIP, in keeping with the Compensation Committee's philosophy as stated above, Mr. Abdoo was awarded stock options and related dividend performance units in 1994 as set forth in the "Long-Term Compensation Awards" column of the Summary Compensation Table to specifically link a portion of his compensation to the achievement of WEC's longer-term goals.
Mr. Abdoo's award was set by the Committee at approximately the 50th percentile as compared to industry grant practices. The award of dividend performance units will be paid if total shareholder return (appreciation in the value of WEC common stock plus reinvested dividends) over a four year period ending December 13, 1998 equals or exceeds the median return earned by the peer companies, except that there will be no payout if WEC's total shareholder return is negative over the course of such period.

The Committee also applied subjective judgment in evaluating the relative importance of the factors which were the basis for determining each component of Mr. Abdoo's compensation (i.e., base salary, annual and long-term incentives) to precisely determine his salary and awards.

Compensation of Other Named Executive Officers

The base salaries of the other four named executive officers are set forth in the "Salary" column of the Summary Compensation Table. These officers received increases during the fiscal year ranging from approximately 3% to 22% of base salary on an annualized basis. The Committee set such salaries at approximately the 50th percentile as compared to industry pay practices. Each salary was also adjusted to account for the factors listed in the Program Components section of this report pertaining to base salaries; such factors were weighted substantially equally.

The other four named executive officers are designated participants in the STPP. For fiscal year 1994, such officers received annual incentive awards as set forth in the "Bonus" column of the Summary Compensation Table. Their awards, which ranged between 12% and 31% of base salary, were based upon criteria similar to those described for Mr. Abdoo's annual incentive award, except that Mr. Brzezinski's award was based on criteria relating 60% to the accomplishment of financial and operational goals pertaining to WEC's nonutility subsidiaries and 40% to the accomplishment of financial and operational goals of Wisconsin Electric Power Company. Each such award was principally determined by achievement of the company-wide goals and was adjusted based on accomplishment of individual goals. The Committee weighted the company-wide goals as cited above in the Program Components section; individual goals were weighted substantially equally with the exception of goals relating to financial performance, which were weighted somewhat higher.

Of the other four named executive officers, only Messrs. Porter and Brzezinski are participants in the OSIP. Their long-term incentive compensation, awarded based upon criteria similar to those described for Mr. Abdoo's long-term incentive award, is reflected in the "Long-Term Compensation Awards" column of the Summary Compensation Table. Their awards were set at approximately the 50th percentile as compared to industry grant practices.

The Committee also applied subjective judgment in evaluating the relative importance of the factors which were the basis for determining each component of the named executive officers' compensation (i.e., base salary, annual and long-term incentives) to determine precisely their respective salaries and awards.

Compliance With New Tax Regulations Regarding Executive Compensation

Section 162(m) of the Internal Revenue Code, added by the Omnibus Budget Reconciliation Act of 1993, generally disallows a tax deduction to public companies for compensation over $1 million paid to the corporation's chief executive officer and the other proxy-named executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. WEC's executive compensation program, as presently constructed, is not likely to generate non-deductible compensation in excess of these limits. The Committee will continue to review these evolving tax regulations as they apply to WEC's executive compensation program. It is the Committee's intent to preserve the deductibility of executive compensation to the extent reasonably practicable and to the extent consistent with its other compensation objectives.

                                    Compensation Committee
                                    ----------------------

                                    Morris W. Reid (chair)
                                        John F. Ahearne
                                       John F. Bergstrom
                                       Robert A. Cornog
                                       Geneva B. Johnson
                                        John L. Murray
                                  Frederick P. Stratton, Jr.
                                         Jon G. Udell


RETIREMENT PLANS

WEC's utility subsidiaries maintain separate retirement plans for management employees, including executive officers. WEC executive officers participate in the Wisconsin Electric management employee retirement plan. The plans provide retirement income based upon years of credited service and final average annual compensation for the 36 highest consecutive months. The following table shows the estimated annual pension benefits payable upon retirement to persons in various compensation and years-of-service classifications:


PENSION PLAN TABLE

                                   Years of Service
              ----------------------------------------------------------
Remuneration     15        20        25        30        35        40
- ------------  --------  --------  --------  --------  --------  --------
  $  50,000   $ 11,189  $ 14,918  $ 18,648  $ 22,378  $ 24,524  $ 26,670
    100,000     24,125    32,167    40,209    48,251    52,834    57,418
    150,000     37,064    49,418    61,773    74,128    81,149    88,170
    200,000     50,000    66,667    83,334   100,001   109,459   118,918
    250,000     62,937    83,916   104,895   125,874   137,770   149,665
    300,000     75,875   101,167   126,459   151,751   166,084   180,418
    400,000    101,750   135,667   169,584   203,501   222,709   241,918
    500,000    127,625   170,167   212,709   255,251   279,334   303,418
    600,000    153,500   204,667   255,834   307,001   335,959   364,918
    700,000    179,375   239,167   298,959   358,751   392,584   426,418
    800,000    205,250   273,667   342,084   410,501   449,209   487,918
    900,000    231,125   308,167   385,209   462,251   505,834   549,418

The compensation for the individuals listed in the Summary Compensation Table in the columns labeled "Salary", "Bonus" and "All Other Compensation" is virtually equivalent to the compensation considered for purposes of the retirement plans and the various supplemental plans. Messrs. Abdoo, Boston, Remmel, Porter and Brzezinski currently have 19, 12, 39, 25 and 5 credited years of service, respectively. Credited years of service under the retirement plans for certain individuals may be fewer than years of service with the companies as reported in the annual report to stockholders. Retirement benefits are not subject to any deduction for Social Security or other offset since they are computed using a step-rate formula which provides a Social Security integrated benefit based upon percentages of the average of the participant's highest 36 consecutive months of compensation for up to 30 years of credited service with additional (lower) percentages of compensation in excess of 30 years up to a maximum of 10 years. The Supplemental Executive Retirement Plan (described below) provides designated participants a "make whole" benefit equal to any decrease in pension which may have resulted when the retirement plans adopted the step-rate formula. Such "make whole" benefit will be paid as a pension supplement out of the grantor trust described below.

Designated elected officers of WEC and the utility subsidiaries participate in the Supplemental Executive Retirement Plan (the "SERP"). The SERP provides a monthly supplemental pension benefit to participants, which will be paid out of the grantor trust described below, (a) which is equal to the difference between the actual pension benefit payable under the management employee retirement plan and what such pension benefit would be if calculated without regard to any limitation imposed by the Internal Revenue Code on pension benefits or covered compensation and (b) which is calculated so as to provide participants with a supplemental lifetime annuity, estimated to amount to between 8% and 10% of final average compensation depending on which pension payment option is selected. Except for a "change in control" of WEC, as defined in the SERP, no such payments are made until after the retirement or death of the participant.

WEC has entered into an agreement with Mr. Abdoo and Wisconsin Electric has entered into an agreement with Mr. Boston, each of whom cannot accumulate by normal retirement age the maximum number of years of credited service under the management employee retirement plans. According to these agreements, Messrs. Abdoo and Boston at retirement will receive supplemental retirement payments which will make their total retirement benefits at age 60 or older substantially the same as those payable to employees who are in the same compensation bracket and who became plan participants at the age of 25. On October 27, 1993, resolutions were adopted authorizing amendments to these agreements, the SERP and the Executive Deferred Compensation Plan to provide for establishment of a grantor trust to fund such agreements and plans and to provide for optional lump sum payments and, in the instance of a change in control, mandatory lump sum payouts without regard to whether the executive's employment has terminated. In each case, the interest rate benchmark formula for calculating the lump sum amount is the five-year U. S. Treasury Security yield as of the last business day of the month prior to date of payment. The WEC Executive Non-Qualified Trust has been established and funded for this purpose.


1996 ANNUAL MEETING

Stockholders wishing to propose director candidates for consideration and recommendation by the Nominating Committee for election at the 1996 Annual Meeting must submit the name(s) and qualifications of any proposed candidate(s) to WEC's Corporate Secretary not later than September 15, 1995.

The Nominating Committee and WEC Board have approved director candidate selection criteria which are designed to provide the Board with a diversity of experience to allow it to effectively meet the many challenges WEC faces in today's changing environment. The Bylaws state that directors shall be stockholders of WEC.

Stockholders wishing to submit written proposals for inclusion in the proxy statement for the 1996 Annual Meeting must send the proposals to WEC's Corporate Secretary so as to be received on or before November 30, 1995.

Stockholders wishing to propose any floor nominations for director or floor proposals at the 1996 Annual Meeting must provide notice thereof and submit certain other documentation as required by WEC's Bylaws to WEC's Corporate Secretary so as to be received at least 70 days prior to such annual meeting.

The address of the Corporate Secretary is 231 West Michigan Street, P. O. Box 2949, Milwaukee, Wisconsin 53201.

                                          APPENDIX A

                        PROPOSED RESTATED ARTICLES OF INCORPORATION OF
                                 WISCONSIN ENERGY CORPORATION

The following Restated Articles of Incorporation reflect all changes to the existing Restated Articles proposed for approval by the stockholders at the 1995 Annual Meeting. Upon approval by stockholders of the amendment and restatement of the Restated Articles and filing with the Wisconsin Secretary of State, the Restated Articles of Incorporation below would constitute WEC's new Restated Articles of Incorporation.

Material to be deleted from the Restated Articles is shown {between brackets and is struck through}; material to be added is shown as bold underline. [Note: EDGAR format shows deletions in brackets and material to be added in capital letters.]
                                           RESTATED
                                   ARTICLES OF INCORPORATION
                                              OF
                                 WISCONSIN ENERGY CORPORATION


These Restated Articles of Incorporation OF WISCONSIN ENERGY CORPORATION, A CORPORATION INCORPORATED UNDER CHAPTER 180 OF THE WISCONSIN STATUTES, THE WISCONSIN BUSINESS CORPORATION LAW, supersede and take the place of the existing RESTATED Articles of Incorporation and all prior amendments thereto [and restatements thereof].


                                       ARTICLE I.  NAME

The name of the corporation is WISCONSIN ENERGY CORPORATION.


                                     ARTICLE II.  PURPOSE

The corporation is organized for the purpose of engaging in any lawful activity within the purposes for which corporations may be organized under the Wisconsin Business Corporation Law.


                          ARTICLE III.  DESCRIPTION OF CAPITAL STOCK

A.Authorized Number and Classes of Shares

The aggregate number of shares which the corporation shall have authority to issue is Three Hundred and Forty Million (340,000,000) shares, consisting of Three Hundred and Twenty-Five Million (325,000,000) shares of Common Stock of the par value of One Cent ($.01) per share (hereinafter called the "Common Stock") and Fifteen Million (15,000,000) shares of Preferred Stock of the par value of One Cent ($.01) per share (hereinafter called the "Preferred Stock").

B.Common Stock Provisions

(1)  Dividends

Subject to any rights of holders of Preferred Stock, such dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors may be declared and paid on the Common Stock from time to time from any funds, property or shares legally available therefor.

(2)  Voting Rights

Subject to any rights of holders of Preferred Stock to vote on a matter as a class or series, each outstanding share of Common Stock shall be entitled to one vote on each matter submitted to a vote of holders of Common Stock at a meeting of stockholders.

(3)  Liquidation, Dissolution or Winding Up

In the event of any liquidation, dissolution or winding up of the corporation, the holders of Common Stock, subject to any rights of holders of Preferred Stock, shall be entitled to receive the net balance of any remaining assets of the corporation.

(4)  No Preemptive Rights

No holder of Common Stock shall be entitled as such, as a matter of right, to subscribe for or purchase or receive any part of any new or additional issue of stock, or securities convertible into stock, of any class whatever, whether now or hereafter authorized, or whether issued for cash, property or services, by way of dividend, or in exchange for the stock of another corporation.

C.  Preferred Stock Provisions

The Board of Directors shall have authority to divide the Preferred Stock into series, to issue shares of any such series and, within the limitations set forth in these Articles of Incorporation or prescribed by law, to fix and determine the relative rights and preferences of the shares of any series so established. Each such series shall be so designated as to distinguish the shares thereof from the shares of all other series and classes. All shares of Preferred Stock shall be identical except as to the following relative rights and preferences, as to which there may be variations between different series:

(1)  The rate of dividend;

(2) The price at and the terms and conditions on which shares may be redeemed;

(3) The amount payable upon shares in the event of voluntary or involuntary liquidation of the corporation;

(4)  Sinking fund provisions for the redemption or purchase of shares;

(5) The terms and conditions on which shares may be converted, if shares are issued with the privilege of conversion;

(6)  Voting rights, if any; and

(7) Any other rights or preferences as to which the laws of the State of Wisconsin, as in effect at the time of the determination thereof, permit variations between different series of Preferred Stock.

Shares of Preferred Stock shall have only such voting rights, if any, preemptive rights, if any, and other rights as are fixed and determined by the Board of Directors in accordance with the foregoing provisions or as may be required by law.

D.  Certain Other Provisions Affecting Stockholders

(1)  Restriction on Certain Purchases of Common Stock at Market Premium

(a) The corporation shall not purchase any shares of Common Stock from any person or other entity if more than 5% of the outstanding shares of Common Stock are believed by the Board of Directors to be Beneficially Owned by such person or other entity at the time the purchase is authorized by the Board, at a price exceeding significantly (as determined by the Board of Directors) the then current market price. This provision shall not apply, however, to (i) any purchase of shares believed by the Board to have been Beneficially Owned by the seller, or by the seller and any of the seller's Affiliates consecutively, for at least the two-year period ending with the date of purchase; (ii) any purchase of shares which has been approved by affirmative vote by a majority of the aggregate number of votes which the holders of the then outstanding shares of Common Stock and Preferred Stock are entitled to cast, voting together as a class, in the election of directors; or (iii) any purchase pursuant to a tender offer to all holders of Common Stock on the same terms.

(b)  As used in this Subsection (1):

(i) "Affiliate", with respect to any person or other entity, means any other person or other entity that directly, or indirectly through one or more intermediary, controls, is controlled by, or is under common control with, such former person or other entity;

(ii) "Beneficially Owned", as of any time, means Beneficially Owned within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as in effect on June 1, 1986.

(2)  Shares Not Subject to Statutory Vote Reduction Provisions

The voting power of shares of Common Stock and Preferred Stock shall not at any time be subject to [subsection (9) of] Section [180.25] 180.1150 of the Wisconsin [statutes] STATUTES or any successor provision.

(3)  BYLAW PROVISIONS FIXING GREATER VOTING REQUIREMENTS

THE BYLAWS MAY REQUIRE A GREATER STOCKHOLDER VOTE THAN WOULD OTHERWISE BE REQUIRED BY LAW OR BY THESE ARTICLES OF INCORPORATION FOR: (I) REMOVAL OF A DIRECTOR FROM OFFICE; OR (II) AMENDING PROVISIONS OF THE BYLAWS RELATING TO OR IN CONNECTION WITH TAKING ACTION BY THE UNANIMOUS CONSENT OF STOCKHOLDERS WITHOUT A MEETING; THE NUMBER, TERM, QUALIFICATION, CLASSIFICATION AND ELECTION OF DIRECTORS; THE REMOVAL OF A DIRECTOR FROM OFFICE; NOTICE FOR BOARD OF DIRECTORS' MEETINGS; INDEMNIFICATION OF OFFICERS, DIRECTORS AND OTHER PERSONS BY THE CORPORATION; OR BYLAW AMENDMENTS. FOR PURPOSES OF SECTIONS
180.1021 AND 180.1706(4) OF THE WISCONSIN STATUTES, EACH SECTION OF THE BYLAWS SHALL BE DEEMED TO BE A SEPARATE BYLAW.

                               ARTICLE IV.  NUMBER OF DIRECTORS

The Board of Directors shall consist of such number of directors as shall be fixed from time to time by or in the manner provided in the Bylaws, which may provide that the directors shall be divided into three classes as contemplated in [Sec. 180.33] SECTION 180.0806 of the Wisconsin [statutes] STATUTES or any successor provision.

                               ARTICLE V.  EMERGENCY PROVISIONS

The business and affairs of the corporation shall be managed by its Board of Directors, except as otherwise provided in this Article V after the occurrence and during the continuance of any Emergency. During any Emergency the provisions of this Article V shall apply to the maximum extent permitted by the Wisconsin Business Corporation Law, particularly [Section 180.30] SECTIONS
180.0207 AND 180.0303 thereof, or any successor [provision] PROVISIONS, as at the time in effect. The provisions of this Article V shall control during any Emergency, notwithstanding any contrary provisions of these Articles of Incorporation or the Bylaws of the corporation.

As used in this Article V, "Emergency" means a [condition resulting from any cause, including but not limited to acts of war, attack or insurrection, or disasters caused by accident or the forces of nature, which either makes it impossible to notify and assemble a quorum of the entire Board of Directors for a meeting within the minimum notice period specified in the Bylaws, or which renders the chief executive officer or two or more of the other principal officers of the corporation unable to perform their duties in such capacities, whether through death, injury, illness, disappearance or inability to contact them.] CATASTROPHIC EVENT THAT PREVENTS A QUORUM OF THE BOARD OF DIRECTORS FROM BEING READILY ASSEMBLED.

During any Emergency [which makes it impossible to assemble a quorum of directors at a duly noticed and constituted meeting], the business and affairs of the corporation shall be managed by an interim Board of Directors consisting of so many of the incumbent directors, if any, as are known to be alive and not incapacitated, and whom the corporation is able to contact by normal means of communication, together with provisional directors selected as hereinafter provided. The total number of directors on such interim Board of Directors shall be the lesser of the number determined in or pursuant to the Bylaws, or the number of eligible persons who are known to be alive, are not incapacitated and can be readily contacted by the usual means of communication. The Board of Directors by resolution may from time to time designate a list of provisional directors and the order of priority in which such persons shall become interim directors in the event of Emergency, which designation shall continue in effect until such resolution has been subsequently amended or rescinded or has by its terms ceased to have effect. Interim directors need not be stockholders of the corporation. In addition to the exercise, on a temporary basis, of all of the powers of the regular Board of Directors, the interim Board of Directors shall have the authority to declare vacancies in any positions of the regular Board of Directors in cases where any incumbent director is incapacitated or missing or otherwise unable to be contacted within a reasonable time, and to fill such vacancies, as well as any vacancy resulting from the death of a director, by electing replacements to the regular Board of Directors to serve until the next succeeding annual meeting of stockholders.

[During any Emergency which renders the chief executive officer or two or more of the other principal officers of the corporation unable to perform their duties, the functions and duties of the chief executive officer or such other principal officers, as the case may be, may be performed by such interim officers, selected as hereinafter provided, as are known to be alive and not incapacitated, and whom the corporation is able to contact by normal means of communication. The Board of Directors by resolution may from time to time designate one or more provisional successors to each principal office of the corporation and the order of priority in which such persons shall succeed to such positions in the event of an Emergency, which designation shall continue in effect until such resolution has been subsequently amended or rescinded or has by its terms ceased to have effect. Any interim officer shall have, and may exercise, all of the duties and powers of the office to which he has succeeded on an interim basis until the Board of Directors has determined by affirmative action that the officer whom he succeeded is again able to perform his duties, or has elected a regular successor to such office.]

When an Emergency has occurred, any director[, principal officer] or provisional director [or officer] named in any aforementioned resolution is empowered on behalf of the corporation to declare the provisions of this
Article V to be in effect, and to call a meeting of either the regular or an interim Board of Directors on such notice, which may be shorter than the notice provided for in the Bylaws for special meetings of the Board of Direc-tors, as such person may determine to be advisable. In the case of a meeting of the interim Board of Directors, reasonable efforts shall be made to give such notice to all persons who are or may be eligible to serve as interim directors. At the first meeting of any interim Board of Directors, three or more interim directors may act, notwithstanding any other quorum requirement provided by these Articles of Incorporation or the Bylaws of the corporation, and notwithstanding any failure of other interim directors to receive notice of the meeting. Prior to any initial meeting of the interim Board of Directors three or more interim directors, and thereafter a majority of the interim directors who are deemed to be serving as such, may take action as the Board of Directors by telephone [poll] MEETING, written instrument or other means which reasonably evidences the assent to the action of a majority of such number of interim directors, in lieu of action at a meeting.


                            ARTICLE VI.  ACQUISITION OF OWN SHARES

Subject to the provisions of Section D(1) of Article III of these Articles of Incorporation, the corporation is authorized to purchase, take, receive or otherwise acquire shares of Common Stock or Preferred Stock of the corporation, with the approval of the Board of Directors, with or without any vote or consent of stockholders.


                           ARTICLE VII.  AMENDMENTS TO THE ARTICLES

Any lawful amendment of these Articles of Incorporation may be made by affirmative vote by at least the proportion specified below of the aggregate number of votes which the holders of the then outstanding shares of Common Stock and Preferred Stock are entitled to cast on the amendment and, if the shares of one or more classes or series are entitled under these Articles of Incorporation or otherwise by law to vote thereon as a class, affirmative vote by the same proportion of the aggregate number of votes which the holders of the then outstanding shares of such one or more classes or series are entitled to cast on the amendment. The proportion referred to above in this Article VII shall be 80% in the case of any amendment of the provisions set forth in Sections C and D(1) of Article III of these Articles of Incorporation, and in this Article VII, and any amendment rendering inapplicable to the corporation [Section 180.725] SECTIONS 180.1130 THROUGH 180.1134 of the Wisconsin Business Corporation Law or any successor [provision] PROVISIONS, and shall be a majority in all other cases.

                               ARTICLE VIII.  EFFECT OF HEADINGS

The descriptive headings in these Articles of Incorporation were formulated, used and inserted herein for convenience only and shall not be deemed to affect the meaning or construction of any of the provisions hereof.


                           ARTICLE IX.  REGISTERED OFFICE AND AGENT

The address of the registered office of the corporation is 231 West Michigan Street, Milwaukee, Wisconsin 53201 and the name of its registered agent at such address is J. H. Goetsch. The county of such registered office is Milwaukee County.

                              This document is printed on recycled paper.

                                 WISCONSIN ENERGY CORPORATION
P
R                          PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
O
X                                        May 17, 1995
Y

     This PROXY is solicited by the Board of Directors for use at the Annual Meeting of Stockholders on May 17, 1995. Your shares of stock will be voted as you specify below. If no choice is specified, your proxy will be voted "FOR" proposals 1, 2 and 3 and "AGAINST" proposals 4 and 5.

     By signing this PROXY, you revoke all prior proxies and appoint Richard
A. Abdoo, John W. Boston and John H. Goetsch, or any of them, as proxies, with the power to appoint substitutes, to vote your shares on the matters shown below and on any other matters which may come before the Annual Meeting of Stockholders and all adjournments of the meeting.

     1. Elect Robert A. Cornog, Richard R. Grigg, Jr. and Frederick P. Stratton, Jr. as Directors;

     2. Ratify appointment of PRICE WATERHOUSE LLP as Independent Public Accountant;

     3. Approve the amendment and restatement of Wisconsin Energy Corporation's Restated Articles of Incorporation (the "Restated Articles") to conform certain provisions of the Restated Articles with the appropriate sections of the revised Wisconsin Business Corporation Law ("WBCL");

     4.  Stockholder Proposal #1 to declassify the Board of Directors;

     5. Stockholder Proposal #2 to establish different director selection criteria;


all as described in the Notice and Proxy Statement relating to the Annual Meeting, receipt of which is hereby acknowledged.

SEE REVERSE SIDE. IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS, JUST SIGN AND DATE ON THE REVERSE SIDE; YOU NEED NOT MARK ANY VOTING BOXES.


                                                             SEE REVERSE
                                                                SIDE

          Please mark your
  [X]     votes as in this
          example.

 ------------------------------------------------------------------
 The Board of Directors recommends a vote FOR Proposals 1, 2 and 3.
 ------------------------------------------------------------------

 1.  Elect Robert A. Cornog,
     Richard R. Grigg, Jr. and
     Frederick P. Stratton, Jr.
     as Directors:

        FOR        WITHHELD
        ALL        FROM ALL

       [  ]          [  ]


 --------------------------------------------------------
 For, except vote withheld from the following nominee(s):



 2.  Ratify appointment of Auditors

       FOR     AGAINST    ABSTAIN
       [  ]     [  ]       [  ]

 3.  Amendment and restatement of
     Restated Articles to conform
     certain provisions with the
     WBCL

       FOR     AGAINST    ABSTAIN
       [  ]     [  ]       [  ]


 -------------------------------------------------------------------
 The Board of Directors recommends a vote AGAINST Proposals 4 and 5.
 -------------------------------------------------------------------

 4.  Stockholder Proposal #1 to
     declassify the Board of Directors

       FOR     AGAINST    ABSTAIN
       [  ]     [  ]       [  ]


 5.  Stockholder Proposal #2 to
     establish different director
     selection criteria

       FOR     AGAINST    ABSTAIN
       [  ]     [  ]       [  ]


Where no voting instructions are given, the shares represented by this Proxy will be VOTED FOR Proposals No. 1, 2 and 3 and
VOTED AGAINST Proposals No. 4 and 5.

Please sign exactly as name(s) appears hereon. Joint owners should each sign personally. When signing as executor, administrator, corporation officer, attorney, agent, trustee, guardian or in other representative capacity, please state your full title as such.



- ------------------------------------------------------------
        SIGNATURE                               DATE


- ------------------------------------------------------------
        SIGNATURE                               DATE
    (If Held Jointly)



 I PLAN TO ATTEND MEETING

 If you check this box to the right
 an admission card will be sent to you.    [  ]

This appendix provides a narrative description of the differences between the electronic format document and the printed copy relating to the substantive graphic or image material contained in the proxy statement.


1. Under the heading "Election of Directors", a black and white photograph of each nominee and director appears immediately to the left of the narrative of each respective nominee and director. The photographs will appear on pages 4-6 of the printed copy.


2. Under the heading "Performance Graph", the table in the electronic format document represents datapoints for the graph labeled "Relative Market Performance--Five-Year Cumulative Total Return", a paper copy of which is being filed supplementally to the Branch Chief in the Division of Corporation Finance. The performance graph will appear on page 12 of the printed copy.











































                                              B-1